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On May 29, 2024, Tesla, Inc. (“Tesla”) sent the following letter to certain stockholders.

What Glass Lewis Got Wrong About Tesla One of the proxy advisory firms, Glass Lewis, recently issued a report with its recommendations on Tesla’s proposals for our upcoming Annual Stockholders’ Meeting, including the ratification of the 2018 CEO Performance Award and redomestication of Tesla to Texas. In its report, Glass Lewis omits key considerations, uses faulty logic, and relies on speculation and hypotheticals. What is not hypothetical – and is conspicuously absent from Glass Lewis’ report – is the over $735 billion1 in value the Award incentivized Elon to help create for our stockholders in the six years since the Award was overwhelmingly approved by stockholders. Tesla is one of the most successful enterprises of our time. We have revolutionized the automotive market and become the first vertically integrated sustainable energy company, while advancing AI-powered technologies, including Full Self-Driving, and developing Optimus, a humanoid robot designed for volume production. Our future and our ability to continue enhancing the value of your investment requires stability, certainty and the continued execution against an ambitious agenda of innovation. We encourage our stockholders to think independently, as we do at Tesla, about the future. We need your support to ensure Tesla fulfills our mission and continues to grow stockholder value. That requires you to vote FOR two critical proposals Proposal 3 Redomesticate Tesla to Texas, our home state Proposal 4 Ratify the 2018 CEO Performance Award – the same Award stockholders overwhelmingly approved in 2018 There are a number of omissions, inconsistencies, and a reliance on hypotheticals and speculation in the Glass Lewis report worth noting: With respect to Proposal 3, the redomestication of Tesla to Texas Glass Lewis says… “Where the financial benefits are de minimis and there is a decrease in shareholder rights, we will recommend voting against the transaction.” The FACT is… Glass Lewis is applying its own standard inconsistently. Glass Lewis didn’t – and couldn’t – conclude that there is any “decrease in shareholder rights” in a move to Texas. Indeed, it recognized that the “changes to shareholder rights are technically positive.” And Glass Lewis is on record as recommending FOR 3 other recent reincorporations from Delaware to Texas, for example, writing in 2022: “in most respects, the corporate statues in Delaware and Texas are comparable.” ISS said the same in 2022: “reincorporation from Delaware to Texas would appear to have a neutral impact on shareholders’ rights.” Stockholders’ rights will be substantially equivalent in Texas. That’s what the Special Committee found in its 72-page report. Rather than decrease stockholder rights, the move to Texas has tangible benefits for Tesla from marrying our business’ physical and operating home with our legal domicile (similar to Microsoft and Apple). Learn more at VoteTesla.com

02 Glass Lewis says… “Approval of the Redomestication would likely result in litigation alleging that shareholders’ rights are being improperly weakened…” The FACT is… Glass Lewis didn’t say and doesn’t believe that stockholders’ rights would in fact be weakened by a move to Texas. Litigation is, unfortunately, a constant in America. But companies cannot be successful if they refuse to do anything that may be challenged by plaintiffs’ lawyers. Texas has a strong and fair corporate legal framework, and dozens of public companies. Delaware is not the only state in America where companies can fairly be incorporated. In fact, approximately 35% of the S&P 500 is incorporated outside of Delaware, including many of America’s largest and most well-known companies: Apple, Costco, Eli Lilly, Johnson & Johnson, Merck, Microsoft, Proctor & Gamble, and Southwest Airlines. No one thinks shareholders in these companies are worse off because they are not incorporated in Delaware. Given that we will undoubtedly face litigation in the future, the issue is not whether the decision by stockholders to redomesticate Tesla to Texas will be subjected to frivolous challenges, but rather whether we are domiciled in a jurisdiction going forward whose legal system will provide a fair landscape for any such future litigation. There is value in business disputes being heard where Tesla is headquartered – the Texas community is directly impacted by court decisions affecting our company. We strongly believe that Texas law and its court system will provide a more fair and just forum for any future disputes and more certainty for the company. 03 Glass Lewis says… “As described by University of Nevada law professor Benjamin Edwards, ‘Delaware law gives you clarity that your North Star is always going to be shareholder value...Texas law is vaguer,’ though we acknowledge that the Company does not anticipate this would change the way the Company operates.” The FACT is… Tesla always has and will continue to focus on the creation of stockholder value as our “north star”. From 2018 to 2023, Tesla created over $735 billion1 of market value resulting in total stockholder return of ~1,100%2. Very few public companies have ever generated this kind of value for stockholders over a similar period. The move to Texas is not about changing this “north star.” It is instead about having legal certainty that lets us best pursue that goal. Tesla is an unconventional company that has unmatched ambition and a willingness to implement non-traditional approaches in the pursuit of creating stockholder value and advancing our mission of accelerating the world’s transition to sustainable energy. This comment, reprinted from a wire story, is belied by the facts and by the detailed 30-page report provided to the Special Committee by Professor Anthony Casey of the University of Chicago Law School. Glass Lewis never references Professor Casey’s report. Among other things, Professor Casey concluded that “certain features of Texas corporate governance law are likely to create Tesla-specific benefits for [Tesla] and its shareholders,” including because “Tesla is headquartered in Texas.” Tesla’s ingenuity has made it an outsized target for litigation in Delaware. As Professor Casey explained, “large innovative companies like Tesla are likely to disproportionately be targeted for litigation (and likely by weaker and higher variance claims) in Delaware.” The surprising decision on our 2018 CEO Performance Award exemplifies this trend of “second-guessing” innovative corporate actions. That case was brought in 2018 by a stockholder who at the time owned 9 shares, seeking to overturn a decision by 73% of disinterested stockholders holding millions of shares. After 6 years of litigation, the Delaware court reached a determination in that case that threatens the stability of our leadership team and strategy – and now the plaintiff’s lawyers are seeking over $5 billion in legal fees. That’s not value for stockholders.

04 Glass Lewis says… “[I]f a court determines that such litigation has merit, the Company may be required to pay substantial monetary damages.” The FACT is… This is scaremongering. Any such litigation would be meritless because stockholders’ rights in Texas are substantially equivalent, and Glass Lewis doesn’t think and didn’t conclude otherwise. Nor is there any basis to hypothesize about monetary damages in litigation. As the Special Committee and its financial advisor found, there is no reason to think moving to Texas would have any impact to Tesla’s market value – and therefore there would be no monetary damages. Microsoft didn’t have to pay any monetary damages when it moved from Delaware to Washington. Stockholders should not be encouraged to make the wrong decision about redomestication on the basis that the right decision could result in frivolous litigation. With respect to Proposal 4, the ratification of the 2018 CEO Performance Award 01 Glass Lewis says… Rescinding the Award, and paying Mr. Musk nothing, is acceptable because it was always possible that the Award would result in no payout (if performance targets were not achieved), so Mr. Musk and the company should have anticipated that he might work for no compensation for six years. The FACT is… This is absurd. That Tesla and Elon agreed on a compensation package that was fundamentally based on a “risk vs reward” framework simply cannot be the basis for reneging on the “reward” after the fact. Elon took a bold and tremendous bet on his own ability to perform and achieve extraordinary results. He never expected that the bargain he struck would be rescinded by a court despite strong stockholder support. Elon was fully prepared to earn nothing if he failed stockholders. But, he did not fail stockholders. He delivered. In fact, he delivered more value than expected in half the time allotted. Elon hit the targets that were anticipated and did create extraordinary growth and stockholder returns. Receiving no compensation whatsoever in return for achieving exceptional results for Tesla and its stockholders was never part of the deal. Tesla believes it should abide by its commitment to Elon as Elon delivered on this commitment to Tesla. A deal is a deal. That is the fair and ethical thing to do. 02 Glass Lewis says… “While such value being delivered to Mr. Musk is still contingent on other factors…the $44.9 billion currently associated with the award is nonetheless concerning.” The FACT is… This is circular reasoning.

The $44.9 billion figure is the result of the extraordinary growth and value creation generated through Elon’s leadership and vision, hitting highly ambitious targets that the 2018 CEO Performance Award incentivized and motivated him to achieve. In 2018, many commentators thought the value of the Award would never ultimately be awarded to Elon because the requisite performance targets were simply impossible to hit. From an economic and accounting perspective, the fair value (i.e., the best estimate of the cost of the Award to stockholders) was determined to be $2.3 billion. In exchange for this $2.3 billion non-cash accounting expense, Tesla’s stockholders have been rewarded with extraordinary market value appreciation of over $735 billion1 and ~1,100%2 total stockholder returns. The company has outperformed other value-generative tech companies, including NVIDIA, Apple and Amazon in terms of revenue growth, adjusted EBITDA growth and TSR3 over the period from 2018 to 2023. The value of the Award today is directly proportionate to the tremendous value that Elon created for stockholders. If stockholders had seen zero value creation over the past six years, then Elon would have received zero compensation – the Award was designed so that Elon only benefited if stockholders did. 03 Glass Lewis says… ”With regard to the grant date value as estimated by Glass Lewis at $3.7 billion and reported by the Company at $2.6 billion, the retentive effect for Mr. Musk is clear, but whether it needed to be at such a level is arguable.” The FACT is… This is pure speculation. Glass Lewis is attempting to substitute its musings and desires for the business judgment of the Board, which was advised by an independent, widely-recognized compensation consultant. Glass Lewis may speculate that some other compensation arrangement may have been available and may have achieved a similar result, but the fact is that the Award as designed, was the one that the Board determined (and stockholders agreed) was appropriate to accomplish its objectives. Importantly, with the benefit of hindsight, the Award as designed worked beautifully to incentivize Elon to create value. Why speculate about whether some other structure could have generated equivalent value-creation for stockholders? Speculation in hindsight about other compensation structures does nothing to help Tesla or its stockholders with the current problem, which is that a promise that was made in good faith by the company and its stockholders to Elon has been rescinded by a court. There is no opportunity now to re-imagine the original deal. Either stockholders support the company and its promise to Elon or they do not. There is not a third way. 04 Glass Lewis says… “...the shares held by Mr. Musk in 2018, excluding options that had yet to be exercised (based on the beneficial owners table included in the proxy statement filed on April 26, 2018) saw their value increase from approximately $11.8 billion on the date of grant of the 2018 CEO Performance Award to $81.5 billion as of the record date for this annual general meeting.” The FACT is… Glass Lewis is quick to point out how much the value of Elon’s shares increased, without recognizing that his value was increasing because the stock increased significantly in value, creating wealth for all Tesla stockholders. Glass Lewis does not even mention once in its 71-page report the tremendous value created for Tesla stockholders – over $735 billion1 – in less than six years. Elon led Tesla to outperform key indices and other value-generative tech companies, including NVIDIA, Apple and Amazon in terms of revenue growth, adjusted EBITDA growth and TSR3 over the period from 2018 to 2023.

Elon has an extraordinary amount of “skin in the game,” which is exactly what governance advisors like Glass Lewis typically ask of executives. His interests are 100% aligned with stockholders’. 05 Glass Lewis says… “However, other considerations regarding Mr. Musk's time commitments to the Company may continue to warrant consideration in the current moment and highlight weakness in the award at achieving adequate levels of executive focus.” The FACT is… This concern simply ignores the facts. Tesla created over $735 billion1 of market value for stockholders from 2018 to 2023 because Elon helped Tesla achieve performance targets that were regarded by many as extremely difficult or impossible. Elon has acknowledged on the record that the 2018 Performance Award incentivized and motivated him to help Tesla achieve this extraordinary growth. Glass Lewis may believe that Elon should have done so with more “focus,” but the fact is that Tesla’s performance speaks for itself. Stockholders should care enormously about value creation (which Glass Lewis inexplicably ignores), and not about whether Elon’s perceived “focus” was strong enough. Make sure your voice is heard and your vote is upheld! Vote FOR Proposals 3 and 4 ahead of this year’s Annual Stockholders’ Meeting on June 13 To learn more about these two proposals, including how to vote, visit VoteTesla.com

On May 29, 2024, Elon Musk posted the following on X.

On May 28, 2024, Martin Viecha posted the following on X.

Additional Information and Where to Find It

Tesla, Inc. (“Tesla”) has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for Tesla’s 2024 annual meeting (the “Definitive Proxy Statement”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2024 annual meeting. STOCKHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2024 ANNUAL MEETING. Stockholders are able to obtain free copies of these documents and other documents filed with the SEC by Tesla through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participants in the Solicitation

The directors and executive officers of Tesla may be deemed to be participants in the solicitation of proxies from the stockholders of Tesla in connection with 2024 annual meeting. Information regarding the interests of participants in the solicitation of proxies in respect of the 2024 annual meeting is included in the Definitive Proxy Statement.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting Tesla’s current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements concerning its goals, commitments, strategies and mission, its plans and expectations regarding the proposed redomestication of Tesla from Delaware to Texas (the “Texas Redomestication”) and the ratification of Tesla’s 2018 CEO pay package (the “Ratification”), expectations regarding the future of litigation in Texas, including the expectations and timing related to the Texas business court, expectations regarding the continued CEO innovation and incentivization under the Ratification, potential benefits, implications, risks or costs or tax effects, costs savings or other related implications associated with the Texas Redomestication or the Ratification, expectations about stockholder intentions, views and reactions, the avoidance of uncertainty regarding CEO compensation through the Ratification, the ability to avoid future judicial or other criticism through the Ratification, its future financial position, expected cost or charge reductions, its executive compensation program, expectations regarding demand and acceptance for its technologies, growth opportunities and trends in the markets in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “continues,” “could,” “design,” “drive,” “estimates,” “expects,” “future,” “goals,” “intends,” “likely,” “may,” “plans,” “potential,” “seek,” “sets,” “shall,” “spearheads,” “spurring,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Tesla may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Tesla’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause Tesla’s actual results to differ materially from those in the forward-looking statements, including, without limitation, risks related to the Texas Redomestication and the Ratification and the risks set forth in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and that are otherwise described or updated from time to time in Tesla’s other filings with the SEC. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. Tesla disclaims any obligation to update any forward-looking statement contained in this document.